Exhibit 5.1

                        Law Offices of Joseph L. Pittera
                               1308 Sartori Avenue
                                    Suite 109
                           Torrance, California 90501
                            Telephone (310) 328-3588
                            Facsimile (310) 328-3063
                          E-mail: jpitteralaw@gmail.com

September 3, 2015

AP Event, Inc.
Husovo namesti 7,
Okres Praha - Zapad,
Czech Republic 25301

Ladies and Gentlemen:

     We have acted as counsel to AP Event, Inc., a Nevada corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the "Registration Statement") relating to an aggregate of 5,000,000 shares of the Company's Common Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement at a price of $0.02 per share.

     In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and will be validly issued, fully paid for and non-assessable in the manner specified in the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption "Legal Matters" in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Sincerely yours,


                                /s/ Joseph Pittera
                                ------------------------------------
                                Joseph Pittera